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                                                                   EXHIBIT 21.1

                             MEDIA ARTS GROUP, INC.


                              LIST OF SUBSIDIARIES


                                                       Jurisdiction of                        Ownership
         Name of subsidiary                            Incorporation                          percentage
----------------------------------                     --------------                         ----------

Lightpost Publishing, Inc.                             USA (California)                            100%
Thomas Kinkade Stores, Inc.                            USA (California)                            100%
Thomas Kinkade Media, Inc.                             USA (California)                            100%
MAGI Sales, Inc.                                       USA (California)                            100%